CONSULTING AGREEMENT

THIS AGREEMENT ("Agreement") is entered into as this 11th day of May 2009, by and between PHREADZ USA LLC., a Nevada limited liability company ("PHREADZ"), with its principal place of business at 63 Main Street, Flemington, New Jersey 08822, and Jonathan Kossmann (the "Consultant"), an individual whose principal place of business is at Slades Paddock, East Coker, Yeovil Somerset, BA 229JY UK

BACKGROUND

A. The Consultant has been engaged in developing, marketing, licensing, and operating a social networking site under the name of PHREADZ.

B. PHREADZ desires to operate and to expand a business centered on social networking .

C. Both PHREADZ and the Consultant acknowledge that the Consultant has skills and experience that are or may be uniquely helpful to PHREADZ in connection with the foregoing by the Consultant's providing to PHREADZ his substantial time and efforts for a period of 12 months commencing as of May 1, 2009.

D. The Consultant acknowledges that PHREADZ is relying on this Consulting Agreement as a material inducement to PHREADZ in investing efforts, funding and devoting other resources as herein contemplated.

NOW THEREFORE, incorporating the foregoing background, and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

1. **Purpose.** PHREADZ hereby engages the Consultant as an independent consultant (and not as an agent, employee, partner or joint venturer) during the term specified hereinafter to render consulting advice to PHREADZ upon the terms and conditions as set forth herein.

2. **Term.** This Agreement shall commence effective as of May 1, 2009 and will end at 5:00 p.m. Los Angeles time on April 30, 2010 (the "Term"), provided that PHREADZ may terminate this Agreement at any time for any reason upon sixty (60) days' prior written notice to the Consultant.

3. **Duties of the Consultant.**

(a) During the Term, the Consultant will provide such consulting advice as is reasonably requested by PHREADZ with respect to social networking. In performing these services, the Consultant will provide PHREADZ with the benefits of its reasonable judgment and efforts. The Consultant principally shall consult with and advise PHREADZ on the following:

(i) maintaining and expanding the functionality and practicality of the PHREADZ network;

(ii) coordinating data and source code and supervising relationships with outside vendors and contractors;

(iii) supervising any employees or consultants;

(iv) providing advice concerning strategic issues, including alliance partnerships;

(v) delivering advice regarding the implementation of PHREADZ's goals and business plans;

(vi) assisting in the formulation of business and financial goals and plans;

(vii) developing and overseeing the development of PHREADZ intellectual property and trade secrets; and

(viii) using commercial good faith endeavors to comply with all reasonable requests of PHREADZ in relation to the foregoing.

(b) To discharge its obligations under this Agreement the Consultant will devote his substantial fulltime services to the affairs of PHREADZ.

4. **Compensation**. In consideration for the Consultant's agreeing to provide and providing the consulting services to be rendered pursuant to this Agreement, PHREADZ agrees to pay the Consultant at a rate which is equal to $10,000 per month through the Term payable on the 10th day of each month, for an aggregate of $120,000. If PHREADZ terminates this Agreement without cause PHREADZ shall pay to the Consultant the lesser of (i) $30,000 or (ii) the balance then owing under this Agreement. If the Consultant terminates this Agreement or if PHREADZ terminates this Agreement for cause, PHREADZ shall not owe the Consultant for any period following the termination date of the Agreement.

5. **Expenses**. PHREADZ will pay or promptly reimburse the Consultant for the out-of-pocket expenses, including expenses for travel, lodging, and meals, which (a) are incurred by the Consultant connection with the performance of services under this Agreement, (b) PHREADZ either (i) authorized in advance and confirmed in writing or which (ii) are subsequently determined by PHREADZ, in its sole discretion, to be reasonable under the circumstances, (c) are identified in an invoice submitted to PHREADZ and (d) are supported by receipts for individual expense items of Twenty-Five Dollars ($25.00) or more provided that any expenses exceeding $500 shall not be reimbursed unless approved in advance by PHREADZ in writing. Nothing set forth in this paragraph or elsewhere in this Agreement shall require the Consultant to travel more than a fifty (50) mile radius from his principal place of business.

6. **Proprietary Information.** The Consultant agrees that, except as appropriate to carry out its duties under this Agreement or as required by law (in the opinion of counsel to the Consultant), it will not use or disclose, without PHREADZ's prior consent, any information furnished or disclosed (whether before or after the date hereof) to the Consultant by PHREADZ, by any of its affiliates or any of their employees, agents or representatives, including without limitation any of the PHREADZ's trade secrets or other proprietary information or information concerning PHREADZ's current and any future proposed operations, services or products; provided that the Consultant's obligations of nonuse and nondisclosure under this provision will not be deemed to restrict the use and/or disclosure of information that (a) is or becomes publicly known or within the public domain without a breach of this agreement, (b) the Consultant can establish was known to it prior to its receipt thereof, or (c) has been or is subsequently disclosed to the Consultant by a third person who is not under an obligation of confidence to PHREADZ or any of its affiliates.

7. **Intellectual Property Ownership.** The Consultant hereby assigns, transfers and conveys to PHREADZ the entire right, title and interest in anything created or developed by Consultant under this Agreement with PHREADZ ("Work Product") including all patents, applications for patents, copyrights, trademarks, designs, trade secrets, know how and other proprietary rights. These assignments are conditioned upon payment of the compensation due Consultant under Paragraph 4.of this Agreement. Consultant shall, promptly on request, at any time and from time to time, execute and aid in the preparation of any instruments, other documents or papers that PHREADZ may consider necessary or helpful to obtain or maintain-at PHREADZ's expense any patents, copyrights, trademarks or other proprietary rights to any Intellectual Property in development, developed, or created by the Consultant.

8. **Representations and Warranties of the Consultant.** The Consultant represents and warrants to PHREADZ that this Agreement is a valid and binding agreement of the Consultant, enforceable against the Consultant in accordance with its terms.

9. **Miscellaneous**

(a) **Amendment.** This Agreement may not be varied, amended, modified, altered or supplemented unless by means of a written instrument duly executed and delivered on behalf of the Consultant and PHREADZ.

(b) **No Assignment.** The Consultant may not assign this Agreement or any right, obligation or any other part thereof and any such assignment or attempted assignment shall be null and void. Nothing set forth herein shall prevent PHREADZ from assigning this Agreement to any other person or entity.

(c) **Governing Law.** This Agreement shall be construed according to the internal laws of the state of California without regard to conflict of laws principles. Each of PHREADZ and the Consultant hereby consents to the exclusive jurisdiction of the state courts of the state courts in the County of Los Angeles, California, and the federal

courts located in that county, in all matters arising out of this Agreement. The Consultant consents to service of process by certified mail, return receipt requested, at the address indicated in the opening paragraph hereof. Each party waives the defense of forum non conveniens or any similar doctrine.

(d) **Notices.** All notices provided for hereunder shall be sent via certified mail, return receipt requested, or by reputable overnight carrier, to the addresses indicated in the opening paragraph hereof. All notices sent to PHREADZ shall be sent to the attention of Nicholas Thompson.

(e) **Entire Agreement**. This Agreement supersedes all prior communications between the parties regarding the subject matter hereof, whether oral or written, and constitutes the entire understanding of the parties.

(f) **Severability**. If any term or condition of this Agreement or the application thereof shall be illegal, invalid or unenforceable, all other provisions hereof shall continue in full force and effect as if the illegal, invalid or unenforceable provision were not a part hereof. The headings used in this Agreement are for the convenience of the parties only and shall not be construed in the interpretation of any provisions of this Agreement.

(g) **No Joint Venture.** Nothing herein contained shall be construed to place the parties in the relationship of partners or joint venturers, and neither party shall have the power to obligate or bind the other in any manner whatsoever. Each of the parties hereto agrees that in performing its duties under this Agreement it shall be in the position of an independent contractor.

(h) **Interpretation and Construction**. This Agreement has been fully and freely negotiated by the parties hereto, shall be considered as having been drafted jointly by the parties hereto, and shall be interpreted and construed as if so drafted, without construction in favor of or against any party on account of its participation in the drafting hereof.

(i) **Attorneys' Fees**. If any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision hereunder is brought against any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' and expert witness fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled). Attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

(j) **Waiver of Jury**. With respect to any dispute arising under or in connection with this Agreement or any related agreement, each party hereby irrevocably waives all rights it may have to a jury trial, and each party agrees that it will not seek to consolidate any such action in which a jury trial has been waived with any other action

in which a jury trial cannot be or has not been waived. THIS WAIVER IS KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY MADE BY COMPANY AND PHREADZ AND EACH ACKNOWLEDGES THAT NEITHER THE OTHER PARTY NOR ANY PERSON ACTING ON BEHALF OF THE OTHER PARTY HAS MADE ANY REPRESENTATION OF FACT TO INDUCE THIS WAIVER OF TRIAL BY JURY OR IN ANY WAY TO MODIFY OR NULLIFY ITS EFFECT. CONSULTANT AND PHREADZ EACH FURTHER ACKNOWLEDGES THAT IT HAS BEEN REPRESENTED (OR HAS HAD THE OPPORTUNITY TO BE REPRESENTED) IN THE SIGNING OF THIS AGREEMENT AND IN THE MAKING OF THIS WAIVER, BY INDEPENDENT LEGAL COUNSEL SELECTED OF ITS OWN FREE WILL, AND THAT IT HAS HAD THE OPPORTUNITY TO DISCUSS THIS WAIVER WITH COUNSEL. CONSULTANT AND PHREADZ EACH FURTHER ACKNOWLEDGES THAT IT HAS READ AND UNDERSTANDS THE MEANING AND RAMIFICATIONS OF THIS WAIVER PROVISION.

(k) **Remedies Cumulative; Specific Performance.** The rights and remedies of the parties hereto shall be cumulative (and not alternative). Consultant agrees that in the event of any breach or threatened breach by Consultant of any covenant, obligation or other provision set forth in this Agreement, PHREADZ shall be entitled (in addition to any other remedy that may be available to it) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such breach or threatened breach. Neither PHREADZ nor any of its affiliates shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or proceeding.

(l) **Waiver.**

(i) Except as expressly set forth herein, no failure on the part of any person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(ii) Except as expressly set forth herein, no person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such person: and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have executed this Agreement as of the date first above written.

PHREADZ USA LLC a Nevada corporation	JONATHAN KOSSMANN, An individual
By ______	By ______
Title ______	Title Founder

May09
154302.09909